Exhibit 99.1

Contact:	Dan McCarthy, 610-774-5758
PPL Corporation
Two North Ninth St.
Allentown, PA 18101
Fax 610-774-5281

PPL Corporation names new corporate controller

ALLENTOWN, Pa. (March 26, 2010) – PPL Corporation (NYSE: PPL) announced Friday (3/26) that it is promoting the controller of its largest business segment to the position of vice president and corporate controller for the company.
Vincent Sorgi, 38, who has been controller for PPL’s Supply segment since 2007, has 16 years of experience in accounting, controllership, business planning and economic analysis.
“We are very pleased to announce the selection of Vince for this very important position. Vince came to PPL with extensive experience in the electricity business and in four years with our company has made important contributions to our accounting and business planning processes,” said Paul Farr, PPL’s executive vice president and chief financial officer.
Sorgi replaces J. Matt Simmons, who had served as PPL’s vice president and controller for three years before being named vice president-Risk Management and chief risk officer in September of last year.
A native of Riverdale, N.J., Sorgi joined PPL in 2006 as financial director of the company’s PPL Generation subsidiary. In 2007, he was named controller for the company’s Supply segment, the combination of PPL Generation and PPL EnergyPlus, the company’s marketing business.
Sorgi came to PPL from Public Service Enterprise Group in New Jersey, where he was serving as director of business operations for PSEG Fossil, which operated power plants in North America. His other roles at PSEG included corporate and international controller for PSEG Global, which operated power plants and electricity distribution companies in North America, South America, Europe, the Middle East, North Africa, India and Asia; director of accounting services for PSEG’s unregulated business; and principal accountant for the corporation, where he was responsible for SEC and other regulatory reporting.
Prior to his service at PSEG, Sorgi worked in various roles at Deloitte & Touche. He earned an accounting degree from Penn State University and an M.B.A. from Villanova University. He is a member of the American Institute of Certified Public Accountants.
In his new position, Sorgi will report to Farr. His appointment is effective Monday (3/29).
PPL Corporation, headquartered in Allentown, Pa., owns or controls nearly 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to about 4 million customers in Pennsylvania and the United Kingdom. More information is available at www.pplweb.com.

#     #     #

Note to Editors: Visit PPL’s media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.